Exhibit 10.82

ENVIRONMENTAL POWER CORPORATION

Nonstatutory Stock Option Agreement

Granted under the 2005 Equity Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by Environmental Power Corporation, a Delaware corporation (the “Company”), on July 13, 2005, to Joseph E. Cresci, an employee of the Company (the “Participant”), of an option under the Company’s 2005 Equity Incentive Plan (the “Plan”) to purchase, in whole or in part, on the terms provided herein and in the Plan, a total of 200,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company at the exercises price per Share set forth in Section 3(a) of this Agreement. Unless earlier terminated, the option represented by this agreement shall expire at 5:00 p.m., Eastern time, on July 13, 2009 (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

(a) Subject to the terms of this Agreement, this option will become exercisable (“vest”) as follows:

(i) 75% of the Shares subject to this option will vest if, on or before October 31, 2005, (A) the Company’s management has presented to the Company’s Board of Directors (the “Board”) one or more agreements among (1) the Company’s subsidiary, Microgy, Inc. (“Microgy”) or any affiliated or related entity, (2) South-Tex Treaters, Inc. or any affiliate thereof or a comparable provider (or providers) of gas scrubbing equipment and services, and/or (3) other project participants, which agreements relate to one or more projects in the Southwestern United States providing for the development or construction of the equivalent of an aggregate 10 digesters having a capacity of 700,000 gallons each (it being understood that, for example and by way of illustration only, projects calling for the construction of an aggregate of 20 digesters having a capacity of 350,000 gallons each would satisfy this criteria), and (B) on the basis of such presentation, the Board has authorized further investment in such project or projects and, therefore, determined that the shares should vest.

(ii) 25% of the Shares subject to this option will vest if, on or before December 31, 2005, in addition to the projects referred to in clause (i), above, (A) the Company’s management has presented to the Board one or more agreements among Microgy or any affiliated or related entity and one or more third parties and/or a report regarding completed development steps pertaining to a second project or group of projects of an aggregate size comparable to the project or projects contemplated by the foregoing clause (i), and (B) on the basis of such presentation, the Board has authorized further investment in such project or projects and, therefore, determined that the shares should vest.

(iii) Notwithstanding the foregoing, in the event that, (A) following the presentation of any project or projects to the Board as described above, the Board declines to authorize any further investment, and (B) at any time during the 12-month period following such presentation, the Company, Microgy or any of their affiliates should later determine to invest any corporate resources (including the time of corporate personnel) in pursuit of such project or projects, then such investment in such project or projects shall be deemed to have been approved by the Board within the time periods set forth above and the option shall be deemed to be vested as to the percentage of shares related thereto.

(b) The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof. The Board may at any time provide that this option shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be

3.	Exercise Price and Exercise of Option.

(a) Exercise Price. The exercise price for the Shares shall be $5.70 per Share.

(b) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office located at One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801, accompanied by this agreement, and payment in full in one or more of the following manners:

(1) in cash or by check, payable to the order of the Company;

(2) by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding, provided that the Company shall be under no obligation to deliver any Shares to the Participant or such broker until the Company has received payment in full therefor;

(3) by delivery of shares of Common Stock owned by the Participant valued at their fair market value on the date of exercise as determined by (or in a manner approved by) the Board in good faith (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant at least six months prior to such delivery; and

(4) by a combination of the above permitted forms of payment.

The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than one thousand whole shares.

(c) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option shall not vest unless the Participant, at the time the conditions for vesting set forth in Section 2(a) have occurred, is, and has been at all times since the date of this Agreement, an employee, director or officer of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.	Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.	Miscellaneous.

(a) Provisions of the Plan. This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

(b) No Right To Employment or Other Status. The grant of this option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under this Agreement, except as expressly provided herein.

(c) No Rights As Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares to be distributed upon exercise of this option until becoming the record holder of such Shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of Shares subject to this Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then, if the Participant exercises this option between the record date and the distribution date for such stock dividend, the Participant shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(d) Compliance with Laws. The exercise of all or any part of this option shall only be effective at such time that the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(e) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

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IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

ENVIRONMENTAL POWER CORPORATION

Dated: August 11, 2005	By:	/s/ KAMLESH R. TEJWANI
	Name:	Kamlesh R. Tejwani
	Title:	President and Chief Executive Officer

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option, agrees to the terms and conditions thereof and acknowledges receipt of a copy of the Plan.

PARTICIPANT:

/s/ JOSEPH E. CRESCI
Joseph E. Cresci

Address: